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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

      As of March 15, 2002, the following entities were subsidiaries of American Stone Industries, Inc.:

1. American Stone Corporation, a Delaware corporation, which does business as "American Stone Corporation" and "Cleveland Quarries."

2.    American Stone at Cleveland Quarries, Inc., a Delaware corporation.


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